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                                                             EXHIBIT 4.5



                           CERTIFICATE OF ELIMINATION
                     OF DESIGNATION, PREFERENCE AND RIGHTS
                                OF THE SERIES C
               CUMULATIVE REDEEMABLE EXCHANGEABLE PREFERRED STOCK
                              OF XTRA CORPORATION

                    Pursuant to Section 151 of the Delaware
                            General Corporation Law


     We, Michael J. Soja, Vice President, Finance and Chief Financial Officer, and James R. Lajoie, Vice President, General Counsel and Secretary, of XTRA Corporation, a corporation organized and existing under the Delaware General Corporation Law, in accordance with the provisions of Section 151 thereof, DO HEREBY CERTIFY:

     FIRST: That pursuant to the authority conferred upon the Board of Directors by Section 151(g) of the Delaware General Corporation Law, the said Board of Directors by unanimous written consent adopted the following resolutions eliminating from the Restated Certificate of Incorporation of the Company the Certificate of Designation, Preference and Rights of the Series C Cumulative Redeemable Exchangeable Preferred Stock (which series was created by resolution of the Board of Directors of XTRA Corporation on October 1, 1992):

     RESOLVED: That the Board of Directors attests that none of -------- the authorized shares of the Series C Preferred
               Stock are outstanding; and that none of the authorized shares of the Series C Preferred Stock will be issued pursuant to the Stock Designation (as hereinafter in these votes defined).

     RESOLVED: That pursuant to Section 151(g) of the General -------- Corporation Law of Delaware, the number of shares of the Series C Preferred Stock authorized pursuant to the Stock Designation filed on October 2, 1992 with respect to the Series C Preferred Stock (the"Stock Designation") is decreased from 300 to 0; and that the Stock Designation be eliminated from the Restated Certificate of Incorporation of the Company; and that the Chairman of the Board, the President, any Vice-President, the Treasurer, any Assistant Treasurer and the Secretary of the Company be, and they are, and each acting singly is, authorized to file a Certificate of Elimination of Designation, Preference and Rights of Series C Cumulative Redeemable Exchangeable Preferred Stock.


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     SECOND:  That the foregoing resolutions have been duly
adopted and remain in full force and effect, and that this Certificate is being made with the intention that it will be filed and recorded for the purpose and with the effect of eliminating from the Restated Certificate of Incorporation of the Company all matters set forth in the Certificate of Designation, Preference and Rights for the Series C Cumulative Redeemable Exchangeable Preferred Stock as provided in Section 151(g) of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 26th day of July, 1994.


                              By /s/ MICHAEL J. SOJA
                                 -----------------------------
                                   Michael J. Soja
                                   Vice President, Finance
                                   and Chief Financial Officer

Attest:

/s/ JAMES R. LAJOIE
- -------------------------------
James R. Lajoie
Vice President, General Counsel
 and Secretary








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